CONTACT:                                                                NEWS
Tracey G. Riese
Golden Books Family Entertainment, Inc.
212-583-6710



            PHILIP ROWLEY NAMED EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER OF
                  GOLDEN BOOKS FAMILY ENTERTAINMENT
             ------------------------------------------
         Rowley Will Also Become Chief Operating Officer of
                   Golden Books Publishing Company

     New York, July 1, 1996 -- Golden Books Family Entertainment, Inc. (NASDAQ: GBFE) announced today that Philip Rowley has been named Executive Vice President, Chief Financial Officer of Golden Books Family Entertainment. In his new capacity, he is responsible for all aspects of the Company's financial operations and will report to Richard E. Snyder, Chairman and Chief Executive Officer. Additionally, Mr. Rowley has been appointed Chief Operating Officer of Golden Books Publishing Company. Both positions are effective immediately.

     "Filling top financial and operating positions is key to our goal of building up content, growing distribution and developing brand identity," said Mr. Snyder. "We are moving rapidly to bring on the best people." The appointment of Philip Rowley marks an important milestone for our Company.

     "Philip brings an impressive background covering all areas important to Golden Books. His financial expertise, together with his extensive operating experience make him the ideal person to help restore and build our Golden Books franchise. His successful track record testifies to the diverse and strategic assignments he has handled. He has in-depth knowledge of the entertainment industry, success with corporate turnarounds, acquisitions, planning and re-engineering. He will make a strong contribution to the Company as we move to expand into family entertainment across a wide spectrum of media. Philip's decision to join us demonstrates again that the substantial potential of this turnaround is drawing exceptional talent to the Company."

     Most recently, Mr. Rowley co-founded Tribeca Technologies in 1995. As a Wide-Area Network Reseller, Tribeca Technologies provides expertise in communications and computer technology, in particular to media and entertainment companies.

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     Prior to that, Mr. Rowley was Executive Vice President and Chief
Financial Officer of EMI Music, the $3 billion worldwide music major, with responsibility for finance, strategic planning, human resources, information technology, manufacturing, distribution and the recording
studios.   While  there,  he  co-managed  the  company's  turnaround, increasing profits eightfold over six years. He also played a key role in negotiating the $900 million purchase of Virgin Music Group and supervised its integration with EMI.

     From 1987 to 1988, Mr. Rowley was Group Financial Controller of Kingfisher plc, a large UK retail group, where he set up a new finance department. From 1977 to 1986, he held a variety of financial positions with THORN EMI's music, film and video divisions. He began his career as an auditor with Peat Marwick Mitchell & Co. in 1973.

     Mr. Rowley received a Bachelor of Science degree in chemical engineering from Imperial College in London in 1973. In 1977, he became a Fellow of the Institute of Chartered Accountants in England and Wales, and in 1990 became a Fellow of the Royal Society of Arts.

     Golden Books Family Entertainment, Inc., the world's largest juvenile publisher, creates, publishes and markets story and picture books, interactive and electronic books and games, as well as coloring books, activity books and other products for children and families.

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